Exhibit 10.12(a)
TRM Corporation
1101 Kings Highway North
Suite G100
Cherry Hill, NJ 08034
USA
For the Attention of: Richard Stern
BY FAX AND BY AIRMAIL
18 April 2008
Dear Sirs

Re:	Amended and Restated Settlement Agreement — Sale and Purchase Agreement dated 24 January 2007 between (1) TRM Corporation (“TRM Corp”) and (2) Notemachine Limited (“Notemachine”) relating to the sale and purchase of the entire issued share capital of TRM (ATM) Limited (“TRM Limited”) (the “Sale Agreement”) and Tax Deed dated 24 January 2007 between TRM Corp and Notemachine (the “Tax Deed”)
     This Amended and Restated Settlement Agreement (this “Agreement”) amends and restates in its entirety the Settlement Agreement, dated as of November 20, 2007, between TRM Corp and Notemachine, effective upon TRM Corp entering into the Securities Purchase Agreement with the purchasers party thereto (the “Purchasers”) and Lampe, Conway & Co., LLC, as Administrative Agent and Collateral Agent (in such capacities, the “Administrative Agent”), pursuant to which the Purchasers will purchase notes in an aggregate principal amount of $11,000,000 from TRM Corp (the “Lampe II Facility”).
1.	Notemachine acquired the entire issued share capital of TRM Limited on 24 January 2007.
2.	By letter dated 22 February 2007 Notemachine notified TRM of matters giving rise to or potentially giving rise to Warranty Claims under the Agreement by Notemachine against TRM (the “22 February Letter”).
3.	By letter dated 20 March 2007 Notemachine notified TRM of further matters giving rise or potentially giving rise to warranty claims under the Agreement or claims under the Tax Deed by Notemachine against TRM (the “20 March Letter”).
4.	The draft Completion Accounts were prepared in accordance with clause 4.1 of the Agreement. TRM Corp notified Notemachine on 26 April 2007 that it did not accept the draft Completion Accounts. Notemachine considers that an adjustment of £4,211,216 in its favour should be made in the Completion Accounts (the “Completion Accounts Claim”).

5.	Notemachine and TRM Corp (together the “Parties”) have now agreed, without admission of liability, and as set out herein the terms of a full and final settlement of:
(a)	the Completion Accounts as defined in the Agreement and all and any associated rights, liabilities and obligations; and

(b)	all claims and potential claims of whatever kind (including in respect of interest and costs), present or future, whether or not presently known or contemplated, and even if the availability of the claims arises from or is affected by any change in the law or other change of circumstance of any sort, which either Party has or may have against the other Party in each case in relation to or arising out of or in connection with, whether directly or indirectly the matters raised in the 22 February Letter, the 20 March Letter and/or the Completion Accounts Claim (together the “Settled Claims”).
6.	Defined terms in this Agreement shall have the same meaning as in the Sale Agreement.
Settlement Terms
7.	In consideration of the mutual covenants contained herein, the Parties agree that in full and final settlement of the Settled Claims:
(a)	TRM Corp shall pay to Notemachine the sum of £3,250,000. In order to satisfy this liability TRM Corp will make the following payments via electronic transfer to the account detailed at clause 17 (the “Account”):
(i)	Notemachine acknowledges that, up to the date of this Agreement, TRM Corp has paid £1,334,048.13 to Notemachine in respect of the Settled Claims.

(ii)	TRM Corp shall pay £506,098.49 plus interest on that sum of £3,535.76 to Notemachine upon consummation of the Lampe II Facility, leaving a balance of £1,409,853.38 outstanding.

(iii)	TRM Corp shall, unless full early repayment is made, continue to make monthly payments of £71,211.84 on the first of each month until the outstanding balance has been repaid, including accrued interest at a compound interest rate of 15% per annum as shown in the attached Schedule 1.

(iv)	In the event that TRM Corp at any time has accumulated surplus cash of $6,500,000 over and above the normal working capital requirements of the business, TRM Corp shall, within 30 days, pay Notemachine the lesser of (A) $1,000,000 or (B) the remaining balance hereunder.
(b)	Notemachine hereby acknowledges, agrees and consents to TRM Corp’s use of the proceeds of the Lampe II Facility to:
(i)	repay the outstanding indebtedness under the Securities Purchase Agreement dated as of February 8, 2008 among TRM Corp, the lenders party thereto, and Lampe, Conway & Co., Inc.,

(ii)	repay the outstanding indebtedness under the Amended and Restated Second Lien Loan Agreement dated as of November 20, 2006, as amended, among the TRM Corp, TRM ATM, TRM Copy Centers, the guarantors identified therein, Wells Fargo Foothill, Inc. and the other lenders identified therein (the “GSO Credit Facility”),

(iii)	pay the amount set forth in clause 7(a)(ii) above,

(iv)	pay $4,250,000 as partial consideration for all of the outstanding capital stock of LJR Consulting Corp., and

(v)	pay eFunds Corporation $2,500,000.
(c)	In the event that TRM Corp secures a sufficient refinancing (including the receipt of funds either from securing third party debt or an equity subscription into the business, but excluding (x) the Lampe II Facility, (y) any working capital facility in the original principal amount of up to $2,000,000 as permitted by the Lampe II Facility and (z) any vault cash facility) at any point prior to repayment of all amounts due to Notemachine hereunder, the entire principal sum still outstanding pursuant to clause 7(a) (as shown in the final column of Schedule 1) shall become immediately payable to Notemachine and TRM Corp hereby confirms that it shall use the proceeds of any such refinancing to first repay all prior or superior liens (including the amounts owed under the Lampe II Facility) and then pay the outstanding principal sum to Notemachine before any other use is made of such proceeds. Any refinancing will only be sufficient for these purposes if it is such that it enables TRM Corp to repay all such prior or superior liens and the entire principal sum then outstanding pursuant to clause 7(a). In the event that TRM Corp secures a refinancing (as described above) which is sufficient to repay all prior or superior liens and some but not all of the outstanding principal sum due to Notemachine under this Agreement, it will use the sums obtained from the refinancing remaining once all prior or superior liens have been paid to immediately pay Notemachine such proportion of the principal sum due pursuant to clause 7(a) as can be paid with the remaining refinancing monies, and such sum as is then outstanding shall be payable at the same monthly rate set out in clause 7(a)(iii). TRM Corp confirms:

(i)	that it will inform any prospective source of finance of this obligation;

(ii)	that it will notify Notemachine of any successful refinancing immediately upon execution of the documentation setting out the terms of the refinancing; and

(iii)	that it will not without the prior written consent of Notemachine (such consent to be granted or withheld at the sole discretion of Notemachine) create, agree or allow to be created any charge or lien over any or all of its assets, save that Notemachine agrees that TRM Corp shall be entitled to create a charge over its assets (y) in favour of the Purchasers and the Administrative Agent in connection with the Lampe II Facility or (z) for the purposes of a refinancing, and Notemachine shall not object to the creation of such a charge.
(d)	TRM Corp confirms that it has granted a charge over its assets in favour of the Purchasers and the Administrative Agent under the Lampe II Facility (the “Lampe Charge”). TRM Corp agrees that it will inform Notemachine in the event that the Lampe Charge is discharged.

(e)	TRM Corp will upon the effectiveness of this Agreement grant a second charge (for the avoidance of doubt, ranking only behind the Lampe Charge) in favour of Notemachine over the assets of TRM Corp in the form of the draft attached at Appendix A to this Agreement.

(f)	Notemachine agrees to discharge any charge granted to it by TRM Corp without delay upon receipt of all payments due under clause 7 and upon receipt of its reasonable costs of applying to discharge the charge.
8.	Notemachine hereby agrees that until the Lampe II Facility has been indefeasibly paid in full in cash, and notwithstanding anything to the contrary set forth in this Agreement or any other agreement related hereto, all rights of payment or enforcement in favor of Notemachine under this Agreement and all other obligations of TRM Corp to Notemachine under this Agreement, shall in all respects be, and effective immediately hereby are, subject, subordinate, and junior, in right of payment and enforcement, to the prior indefeasible payment of the Lampe II Facility in full in cash; provided, however, that so long as no Event of Default (as defined in the Secured Securities Purchase Agreement) has occurred and is continuing, Notemachine will receive payments from TRM Corp in accordance with clause 7 of this Agreement, save that in the event that an Event of Default continues for more that 90 days consecutively, TRM Corp shall recommence payments to Notemachine in accordance with clause 7 and Events of Default shall not prevent TRM Corp from making payments for more than an aggregate of 180 days during the life of this Agreement.. Notemachine hereby further agree that the collateral securing the indebtedness of TRM Corp in favour of Notemachine shall in no event cover any collateral other than the properties and assets of TRM Corp that comprise the Collateral (as defined in the Lampe II Facility). To the extent that TRM Corp grants any security interest to Notemachine with respect to any collateral that is not Collateral, TRM Corp shall immediately make a similar grant of collateral to secure the Lampe II Facility and Notemachine shall be deemed an additional collateral agent under the Lampe II Facility and shall hold such additional collateral for the benefit of the purchasers under the Lampe II Facility and Notemachine, all subject to the terms of the foregoing provisions of this clause.
In the event of any payment or distribution of assets of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to TRM Corp or its subsidiaries, or any of their property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of TRM Corp or its subsidiaries, or otherwise (such events, collectively, the “Insolvency Events”): (i) all amounts owing on account of the Lampe II Facility shall first be indefeasibly paid in full in cash before any payment or distribution on account of Notemachine may be received by or on behalf of Notemachine (and its affiliates); and (ii) to the extent permitted by applicable law, any payment or other distribution on account of Notemachine to which it would be entitled but for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution directly to the Administrative Agent under the Lampe II Facility, for application to the payment of the Lampe II Facility in accordance with subclause (i), after giving effect to any concurrent payment or distribution or provision therefor to the Administrative Agent under the Lampe II Facility, in respect of such Lampe II Facility; provided, however, that so long as no default or event of default has occurred and is continuing under the Lampe II Facility, Notemachine may receive payments from TRM Corp in accordance with clause 7 of this Agreement.
Notwithstanding anything in this Agreement or any other agreement related hereto to the contrary, until the Lampe II Facility is indefeasibly repaid in full in cash, if the Administrative Agent shall have provided written notice to Notemachine and TRM Corp that an Event of Default has occurred or is continuing under the Lampe II Facility and, (except as provided below) until the Administrative Agent shall have provided written notice to Notemachine and TRM Corp that such Event of Default shall have been cured or waived (which notice the Administrative Agent agrees it shall promptly provide), TRM Corp shall not make, and the Notemachine agrees not to accept or receive, directly or indirectly, any payment (whether of principal or interest) or other distribution on account of Notemachine, and Notemachine further agrees that the failure to pay when otherwise due any amount that would be payable to Notemachine but for this Agreement, shall not, in and of itself, constitute a default of TRM Corp’s under this Agreement; provided, however, in no event shall TRM Corp be prohibited under the terms of the Agreement from making, nor shall Notemachine be prohibited under the terms of the

Agreement from accepting or receiving, directly or indirectly, any payment (whether or principal or interest) or other distribution on account of Notemachine for more that 90 days consecutively or 180 days during the term of this Agreement.

9.	TRM Corp and Notemachine agree that if any instalment payable pursuant to clause 7 above is not received in cleared funds into the Account by the relevant due date, or if the charge in favour of Notemachine is not granted as contemplated, this will not affect the full and final nature of the Settlement recorded herein and Notemachine will only be entitled to enforce this Agreement to immediately recover the entire outstanding balance of the Settlement Amount by whatever legal process it considers appropriate.
10.	The Parties agree that payment pursuant to clause 7 is to be made by electronic transfer to the Account on or before the relevant date.
11.	Each Party irrevocably and unconditionally releases and waives entirely as against the other Party all and any claims, complaints or causes of action it has or may have in relation to the Settled Claims irrespective of whether such claim, complaint or cause of action is actual, known or unknown, suspected, intimated or otherwise.
12.	The Parties agree that in the event the occurrence of an Insolvency Event prior to April 2010, the sum of £3,250,000 (or such other sum payable pursuant to clause 7 as remains outstanding to Notemachine) shall constitute a liquidated debt of £3,250,000 (or such other sum payable pursuant to clause 7 as remains outstanding to Notemachine) payable by TRM Corp to Notemachine, so far as permitted by the laws of the state of Oregon.
13.	For the avoidance of doubt Notemachine will meet any tax liability of Notemachine incurred by it in respect of the payments provided for herein.
14.	This Agreement supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this letter and contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof.
15.	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not effect the other provisions of this Agreement which shall remain in full force and effect.
16.	The terms of this Agreement and the existence and substance of this dispute are confidential to the Parties and may not be disclosed to any third party without the other party’s consent save for under compulsion of law or in accordance with a regulatory requirement or where any such disclosure is made in confidence to that party’s legal or other professional agent.
17.	This Agreement shall be governed by and construed in accordance with the law of England and Wales and the Parties hereby submit to the exclusive jurisdiction of the

Courts of England and Wales in relation to any dispute arising out of the terms of this letter.

18.	Notemachine bank account details:

Account name:	Note Machine LTD, Barclays Plc, 1 Churchill Place, London E14 5HP

IBAN:	XXXXXXXXXXXXXXXXXXXXXX

SWIFTBIC:	XXXXXXXX

Account No:	XXXXXXXX

Sort Code:	XX-XX-XX
19.	Please confirm that you agree to the terms of this Agreement by signing it on behalf of TRM Corp and returning it to Notemachine.
Yours faithfully
/s/ Peter D. McNamara
Notemachine Limited

/s/ Richard Stern For and on behalf of TRM Corporation

Schedules (1)
Schedule 1 Schedule of TRM Corp repayments from Feb 08 onwards
Appendix A

(1)	Pursuant to Regulation S-K Item 601(b)(2), the Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.